UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 5, 2017

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CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 5, 2017, Cumulus Media Inc. (the “Company”) received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2) (the “Rule”) because the bid price of the Company’s Class A common stock on The Nasdaq Capital Market has closed below $1.00 per share for 30 consecutive business days. The NASDAQ letter has no immediate effect on the NASDAQ listing or trading of the Company’s Class A common stock.
In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until October 2, 2017, to regain compliance with the requirements under the Rule. If, at any time before that date the bid price of the Company’s Class A common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with the Rule.
In the event the Company does not regain compliance with the Rule by October 2, 2017, the Company may be eligible for additional time to come into compliance with the Rule. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide NASDAQ written notice of its intention to cure the deficiency during the second compliance period. If the Company meets these requirements, NASDAQ will inform the Company that it has been granted an additional 180 calendar days to cure the deficiency. If it appears to the NASDAQ staff that the Company will not be able to cure the deficiency, or if the Company does not cure the deficiency following the additional time, NASDAQ will notify the Company that its Class A common stock will be subject to delisting.
This information is being provided solely to comply with NASDAQ Listing Rules requiring public announcement of the Company’s receipt of the letter from NASDAQ.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel

Date: April 7, 2017